Exhibit 99.1

China Agritech Special Committee Announces Engagement of BDO China Certified Accountants Co., Ltd by TroyGould PC

BEIJING, March 29, 2011 /PRNewswire-Asia-FirstCall/ -- China Agritech, Inc. (Nasdaq: CAGC) ("China Agritech" or the "Company"), a leading organic compound fertilizer manufacturer and distributor in China, announced today that the Special Committee of the Board of Directors of the Company has engaged the law firm of TroyGould PC to advise it in connection with the Committee's independent investigation of certain allegations made by third parties with respect to the Company and certain related issues. On the same day, TroyGould retained BDO China Li Xin Da Hua Certified Public Accountants Co., Ltd. to assist in the investigation with respect to various accounting issues, including specific financial transactions and customer relationships.

"We are pleased TroyGould and BDO China, which have outstanding capabilities, will be supporting the Committee in the full investigation of these issues," said Mr. G.Michael Bennett, Chairman of the Committee.

About China Agritech, Inc.

China Agritech, Inc. is engaged in the development, manufacture and distribution of liquid and granular organic compound fertilizers and related products in China. The Company has developed proprietary formulas that provide a continuous supply of high-quality agricultural products while maintaining soil fertility. The Company sells its products to farmers located in 28 provinces of China. For more information, please visit http://www.chinaagritechinc.com.

For more information, please contact:
Mr. Eddie Fan
Investor Relation Director
China Agritech, Inc.
eddiefan@chinaagritech.com

SOURCE　China Agritech, Inc.